Exhibit 99.2

PRESS RELEASE

Kids2, Inc. to Acquire SUMR Brands

WOONSOCKET, R.I., March 16, 2022 – Summer Infant, Inc., doing business as SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a leader in premium infant and juvenile products, today announced that it and Kids2, Inc. (“Kids2”), a global company that designs solutions to help early-stage parents and families, have entered into a definitive merger agreement pursuant to which Kids2 will acquire all of the issued and outstanding common stock of the Company for cash. Under the terms of the agreement, the Company’s stockholders will receive $12.00 in cash for each share of Company common stock that they own, implying a 41.2% premium to the closing price of the Company’s common stock on March 15, 2022. The transaction has been unanimously approved by the Company’s Board of Directors, and Wynnefield Capital and Jason Macari, significant stockholders of the Company, have signed voting agreements in support of the transaction. The transaction is expected to close in the second quarter of 2022.

Stuart Noyes, the Company’s CEO, said, “We are pleased with the value creation this transaction brings to SUMR’s shareholders and believe it is beneficial to all stakeholders, as it ensures our leading brands are available and supported by a larger, broad-based global organization. We look forward to continuing to serve our customers through exceptional products and industry-leading innovation.”

“This acquisition is a critical move in our long-term vision and growth strategy -- and we are excited about the many synergies between Kids2 and Summer Infant,” added Ryan Gunnigle, CEO of Kids2. “We continue to see consolidation in our industry and macro consumer trends with the next generation of parents that require us to do more. The economics of scale and diversity of solutions that come with this acquisition will help us continue to create more tiny wins and added value for our partners and the parents we serve across the globe. With this acquisition, Kids2 will leverage its already existing brand platform strength and add new adjacent categories from Summer Infant’s portfolio to further scale globally. Additionally, our global supply chain will be complemented by Summer Infant's capabilities which will allow us to drive wider global distribution. The combined innovation of both, along with more collaboration of industry expertise, will lend itself to more ideation and delivery of more solutions for families across the globe.”

The transaction is subject to customary closing conditions, including Company stockholder approval, as well as the closing of debt financing by Kids2 to fund the acquisition. Upon completion of the transaction, the Company will become a privately-held company and its common stock will no longer be listed on the Nasdaq Capital Market.

The Company is holding its fourth quarter and full year investor conference call at 9:00 a.m. Eastern Time on March 17, 2022 and will also address the Kids2 transaction. To listen to the call, visit the Investor Relations section of the Company’s website at www.sumrbrands.com or dial 844-834-0642.

Consensus Advisors is acting as financial advisor to SUMR and Greenberg Traurig, LLP is serving as its legal counsel. The Duff & Phelps’ Opinions Practice of Kroll, LLC provided an independent fairness opinion to the Board of Directors of SUMR. Lincoln International, LLC is acting as financial advisor to Kids2 and Foley & Lardner LLP is serving as its legal counsel.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories.

About Kids2, Inc.

Kids2 is a global purpose-driven company that designs solutions to help early-stage parents and families create tiny wins that build bright futures. The Kids2® brand portfolio includes the leading infant, baby, and toddler brands comprised of world-renowned brands Baby Einstein®, Ingenuity® and Bright Starts®, as well as a privately owned media company, a venture capital firm to invest in like-minded startups, a vertically-integrated manufacturing facility, and various joint-venture partnerships—Kids2 sets out to create holistic solutions that create more tiny wins and bright futures for all families. Headquartered in Atlanta, Kids2 spans globally serving customers in more than 90 countries and has been inventing and reinventing baby products for 50 years.

Additional Information about the Merger and Where to Find It

In connection with the proposed transaction, the Company will prepare and file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A and a proxy card, to be mailed to Company stockholders entitled to vote at the special meeting relating to the proposed transaction. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed or furnished by the Company with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov). In addition, copies of the proxy statement and other relevant materials and documents filed by the Company with the SEC will also be available free of charge on the Investor Relations page of the Company’s website located at https://www.sumrbrands.com.

Participants in the Solicitation of Company Stockholders

The Company, Kids2, Inc. and their respective directors and executive officers, management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information about the Company’s directors and executive officers and their ownership of Company common stock is set forth in its definitive proxy statement for its 2021 annual meeting of shareholders filed with the SEC on April 16, 2021. To the extent that holdings of the Company’s securities have changed since the amounts reflected in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants in the solicitation and their interests in the proposed transaction will be included in the proxy statement and other materials relating to the proposed transaction when they are filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of the Company’s website located at https://www.sumrbrands.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains (and oral communications made by us may contain) “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “target,” “future,” “seek,” “likely,” “strategy,” “may,” “should,” “will,” and similar references to future periods and include statements regarding the proposed merger with Kids2, including statements relating to satisfaction of the conditions to complete the proposed transaction, the timing of the consummation of the proposed transaction, and that the proposed transaction is beneficial to Company stakeholders.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. The Company’s actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, risks related to disruption of management’s attention from ongoing business operations due to the pending transaction; the risk that one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise; the risk that the transaction does not close when anticipated, or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; potential adverse reactions or changes to employee or business relationships resulting from the announcement or completion of the proposed merger; the risk of litigation or legal proceedings related to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; and other factors discussed in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K, and the Company’s subsequent Quarterly Reports on Form 10-Q and in other filings the Company makes with the SEC from time to time. All information provided in this release is as of the date hereof and the Company undertakes no duty to update this information except as required by law.

Company Contact:

Chris Witty

Investor Relations

646-438-9385

cwitty@darrowir.com